Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS FOURTH QUARTER NET INCOME OF $34.6 MILLION
Full year performance demonstrates solid fundamentals to help counter Coronavirus impact

    Rockland, Massachusetts (January 21, 2021) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2020 fourth quarter net income of $34.6 million, or $1.05 per diluted share, compared to net income of $34.9 million, or $1.06 per diluted share, reported for the third quarter of 2020. Fourth quarter results included $5.2 million of pretax cost related to the pending closure of two branches and the sale of non-strategic investments. Full year 2020 net income was $121.2 million, or $3.64 on a diluted per share basis, a decrease of $44.0 million, or 26.6%, as compared to the prior year. On an operating basis, full year 2020 net income was $121.7 million, or $3.66 on a diluted per share basis,which excluded a loss on terminated hedges of $684,000 recognized during the third quarter, and represents a decrease of $63.0 million, or 34.1%, as compared to 2019, which excluded certain merger and acquisition expenses as well as a gain on sale of loans. Decreases in the full year 2020 results were primarily driven by the negative impact of the Coronavirus ("COVID-19") pandemic, which resulted in elevated provision for credit losses as compared to the prior year, as well as a lower interest-rate environment.

    Rockland Trust continues to monitor the COVID-19 pandemic impact on our colleagues, customers, and the communities we serve. The safety of our colleagues and customers continues to be of the utmost importance, while the Company simultaneously continues to serve customer needs.

“Our core fundamentals served us well as we encountered the unprecedented turbulence and uncertainty brought on by the COVID-19 pandemic and our 2020 results reflect on the strength of our fundamentals. We are confident we are well positioned to continue to successfully navigate forward as we enter 2021,” said Christopher Oddleifson, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Throughout 2020 as we faced the many challenges of the COVID-19 pandemic, we demonstrated an unwavering commitment to one another, our customers and our communities. I want to extend my sincere thanks my colleagues for the results we achieved in 2020. Each and every day our commitment to one another, our customers and our communities leads to a shared sense of purpose at the Bank Where Each Relationship Matters® and inspires us to find meaning in the work we do. This in turn leads to remarkable discretionary effort, which it turn positions us for continuing success in 2021 and beyond.”

BALANCE SHEET

Total assets of $13.2 billion at December 31, 2020 increased by $30.6 million, or 0.2%, from the prior quarter, and by $1.8 billion, or 15.9%, as compared to the year ago period. Total asset growth experienced during 2020 is primarily attributable to increases in interest-earning cash balances resulting from strong deposit growth, along with net loan growth for the year, supported primarily by the Company's participation in the Small Business Administration's Paycheck Protection Program ("PPP").

Total loans at December 31, 2020 decreased slightly by $12.3 million, or 0.1% (0.5% annualized), when compared to the prior quarter. Despite strong origination volumes, overall portfolio growth continues to be constrained by ongoing paydowns and re-financings primarily attributable to the low interest-rate environment. Increases during the fourth quarter in most commercial loans categories totaled $77.3 million, or 1.1% (4.4% annualized), were offset by decreases in the consumer portfolio of $88.4 million, or 3.60% (14.3% annualized). Growth across commercial categories, with the exception of construction, reflects strong closing activity diversified across a number of industries and property types. Within the consumer portfolios, the low interest-rate environment has driven record mortgage banking volumes and results, while portfolio balances further declined as the majority of residential mortgage production continues to be sold into the secondary market. Similarly, on the home equity side, despite strong closing activity, loan growth continues to be challenged by attrition.

Deposit balances of $11.0 billion at December 31, 2020 increased by $141.9 million, or 1.3%, (5.2% annualized), from the prior quarter. With customer behavior continuing to foster excess liquidity positions across the industry, the majority of the fourth quarter deposit growth was fueled by increases on existing customer accounts, combined with another strong quarter of new customer account generation. As time deposits continued to run off, core deposits rose to 89.6% of total deposits at December 31, 2020, which, combined with rate reductions across all products, has led to a total cost of deposits for the fourth quarter of 0.14%, representing a reduction of six basis points when compared to the prior quarter.

The securities portfolio increased by $55.5 million, or 5.0%, when compared to the prior quarter, reflecting $174.6 million of purchases offset by paydowns, called securities, and maturities.

Total borrowings decreased $114.7 million, or 38.8% when compared to the prior quarter. The decrease primarily reflects the decision to redeploy excess liquidity to pay down $100.0 million of Federal Home Loan Bank ("FHLB") borrowings early in the fourth quarter. These borrowings had been hedged, and the Company incurred a $684,000 loss during the third quarter of 2020 when it decided to exit its $100 million hedge against these borrowings.

Stockholders' equity at December 31, 2020 increased slightly by 0.8% (3.1% annualized), as compared to the prior quarter. Despite the repurchase of 1.5 million shares totaling $95.1 million that was executed over the first half of 2020, stockholders' equity remained consistent with the year ago period, reflecting strong earnings retention and an increase in accumulated other comprehensive income of $22.5 million. Book value per share increased by $0.38, or 0.7%, to $51.65 during the fourth quarter as compared to the prior quarter. The Company's ratio of common equity to assets of 12.89% increased by six basis points from the prior quarter and decreased by 210 basis points from the year ago period. The Company's tangible book value per share at December 31, 2020 rose by $0.42, or 1.2%, from the prior quarter to $35.59, representing an increase of 4.3% from the year ago period. The Company's ratio of tangible common equity to tangible assets of 9.26% at December 31, 2020 is nine basis points higher than the prior quarter and 154 basis points below the year ago period, largely attributable to the increase in the Company's balance sheet and stock repurchase activity.

NET INTEREST INCOME

Net interest income for the fourth quarter increased to $91.4 million compared to $90.9 million for the prior quarter, reflective of nonaccrual interest recoveries, slightly higher average earning asset levels, and a decline in the amount of loans placed on nonaccrual during the fourth quarter. The 2020 fourth quarter net interest margin of 3.10% represents a reduction of three basis points from the prior quarter. The table below illustrates the changes within the net interest margin for the fourth quarter:

Net interest margin as of September 30, 2020	3.13%
Loan yields, excluding nonaccrual interest impact	(0.06)%
Nonaccrual loans interest	0.07%
Excess liquidity (cash) levels	(0.05)%
PPP loan impact	0.02%
Loan purchase accounting (fair value mark amortization/accretion)	(0.06)%
Decreased cost of funds	0.06%
Other	(0.01)%
Net interest margin as of December 31, 2020	3.10%

Please refer to Appendix C for additional details regarding the net interest margin, including a quarter-to-date reconciliation of adjusted core margin to GAAP net interest margin.

NONINTEREST INCOME

Noninterest income of $27.5 million for the fourth quarter of 2020 was $1.9 million, or 6.4%, lower than the prior quarter. Significant changes in noninterest income for the fourth quarter compared to the prior quarter included the following:

•Deposit account fees increased by $466,000, or 13.6%, primarily driven by an increase in overdraft fees.

•Interchange and ATM fees decreased by $364,000, or 12.0%, due primarily to a seasonal decline in debit card usage along with higher annual debit card branding incentives that occurred in the third quarter of 2020.

•Investment management income increased by $165,000, or 2.2%, due primarily to an increase in market valuation. Assets under administration at December 31, 2020 increased 9.0% to $4.9 billion from the prior quarter.

•Mortgage banking income decreased by $2.3 million, or 30.2%, despite continued strong origination volumes due primarily to narrower spreads in secondary market pricing combined with a higher percentage of closing volume retained in the portfolio.
•The Company recognized a gain on life insurance benefits of $352,000 during the fourth quarter of 2020 with no such gain recorded during the prior quarter.

•Loan level derivative income decreased by $1.3 million, or 53.6%, to $1.1 million during the fourth quarter of 2020, due primarily to decreased customer demand.

•Other noninterest income increased by $1.0 million, or 26.1%, primarily attributable to unrealized gains on equity securities, IRS Code Section 1031 exchange fees, discounted purchases of Massachusetts historical tax credits, as well as capital gain distributions on equity securities.

NONINTEREST EXPENSE

Noninterest expense of $73.7 million for the fourth quarter of 2020 was $7.1 million, or 10.6% higher than the prior quarter. Significant changes in noninterest expense for the fourth quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $1.0 million, or 2.7%, mainly due to increases in incentive programs and commissions.

•During the fourth quarter, the Company recorded an impairment charge of $4.2 million reflecting accelerated lease termination costs and the write-off of leasehold improvements related to two branch closure decisions made during the quarter.

•During the third quarter, the Company recorded a $684,000 loss on the termination of a swap derivative contract with a notional amount of $100.0 million. There were no such charges during the fourth quarter.

•During the fourth quarter of 2020, the Company recognized a loss of $1.0 million on the sale of certain Small Business Investment Company ("SBIC") investment holdings that were acquired in the Blue Hills Bancorp, Inc. merger in 2019. No such losses were incurred during the prior quarter.

•Other noninterest expense increased by $1.7 million, or 10.5%, primarily due to increases in consultant fees, software maintenance fees, pension expense adjustments, and other miscellaneous expenses

    The Company generated a return on average assets and a return on average common equity of 1.04% and 8.10%, respectively, for the fourth quarter of 2020, as compared to 1.07% and 8.21%, respectively, for the prior quarter.

ASSET QUALITY

During the fourth quarter, the Company recorded total net charge-offs of $2.2 million, or 0.09% of average loans on an annualized basis. In addition, nonperforming loans decreased to $66.9 million, or 0.71% of total loans at December 31, 2020 as compared to $98.0 million, or 1.04% of total loans at September 30, 2020. The decrease in nonperforming loans was primarily due to the successful resolution of two large nonperforming commercial relationships during the quarter, and included approximately $900,000 of interest recoveries on previously deferred interest.

As a result of the COVID-19 pandemic, many loans have had terms modified. Total loans subject to deferral decreased by $410.1 million for the fourth quarter, to $173.6 million, or 1.8% of total loans, at December 31, 2020. The majority of these loans that have been granted deferrals continue to be characterized as current loans. Delinquency as a percentage of total loans was 0.23%, representing a decrease of eight basis points from the prior quarter. Please refer to Appendix F for additional details regarding loans whose terms have been modified as a result of the COVID-19 pandemic.

Reflecting the improvements in asset quality noted above, along with no significant changes to the Company's outlook with respect to general future economic conditions, the Company recorded no provision expense during the fourth quarter, as compared to $7.5 million provision expense recorded in the prior quarter. The allowance for credit losses on loans was $113.4 million at December 31, 2020, or 1.21% of total loans, as compared to $115.6 million at September 30, 2020, or 1.23% of total loans. Please refer to Appendix E for information regarding loan exposures within industries deemed highly impacted by the COVID-19 pandemic.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer, Robert Cozzone, Chief Operating Officer, Mark Ruggiero, Chief Financial Officer, and Gerard Nadeau, President and Chief Commercial Banking Officer will host a conference call to discuss fourth quarter earnings at 10:00 a.m. Eastern Time on Friday, January 22, 2021. Internet access to the call is available on the Company’s website at www.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10149598 and will be available through January 29, 2021. Additionally, a webcast replay will be available until January 22, 2022.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2020 list, an honor earned for the 12th consecutive year. In 2020, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust’s sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating received in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the COVID-19 pandemic;
•the length and extent of economic contraction as a result of the COVID-19 pandemic;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;
•adverse changes or volatility in the local real estate market;
•adverse changes in asset quality and any unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•additional regulatory oversight and related compliance costs, including the additional costs associated with the Company's increase in assets to over $10 billion;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;
•changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;

•increased competition in the Company’s market areas;
•adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;
•electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;
•the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to, changes to how the Company accounts for credit losses;
•cyber security attacks or intrusions that could adversely impact our businesses; and
•other unexpected material adverse changes in our operations or earnings.

Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time. Statements about the COVID-19 pandemic and its potential impact on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic and any resurgences, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact on the Company’s employees, customers, business and third-parties with which the Company conducts business.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating earnings per share ("EPS"), operating return on average assets, operating return on average common equity, core net margin, tangible book value per share and the tangible common equity ratio.

    Operating net income, operating EPS, operating return on average assets and operating return on average common equity exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, and other items, if applicable.  The Company’s management uses operating earnings and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its core net interest margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as out-sized cash balances, unique low-yielding loans originated through government programs in response to the pandemic, or significant purchase accounting adjustments. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin. Similarly, management reviews certain loan metrics such as growth rates and allowance as a percentage of total loans, adjusted to exclude loans that are not considered part of its core portfolio, which includes loans originated in association with government sponsored and guaranteed programs in response to the pandemic, to arrive at adjusted numbers more representative of the core growth of the portfolio and core reserve to loan ratio.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by "tangible assets", defined as total assets less goodwill and other intangibles). The Company has included information on tangible book value per share and the tangible common equity ratio because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, operating return on average assets, operating return on average equity, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer and
Chief Accounting Officer
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	December 31 2020	September 30 2020	December 31 2019	Dec 2020 vs.	Dec 2020 vs.
				Sept 2020	Dec 2019
Assets
Cash and due from banks	$169,460	$125,103	$114,686	35.46%	47.76%
Interest-earning deposits with banks	1,127,176	1,142,934	36,288	(1.38)%	nm
Securities
Trading	2,838	2,612	2,179	8.65%	30.24%
Equities	22,107	21,119	21,261	4.68%	3.98%
Available for sale	412,860	423,478	426,424	(2.51)%	(3.18)%
Held to maturity	724,512	659,573	740,806	9.85%	(2.20)%
Total securities	1,162,317	1,106,782	1,190,670	5.02%	(2.38)%
Loans held for sale	58,104	54,713	33,307	6.20%	74.45%
Loans
Commercial and industrial	2,103,152	2,062,345	1,395,036	1.98%	50.76%
Commercial real estate	4,173,927	4,125,464	4,002,359	1.17%	4.29%
Commercial construction	553,929	573,334	547,293	(3.38)%	1.21%
Small business	175,023	167,632	174,497	4.41%	0.30%
Total commercial	7,006,031	6,928,775	6,119,185	1.12%	14.49%
Residential real estate	1,296,183	1,352,305	1,590,569	(4.15)%	(18.51)%
Home equity - first position	633,142	643,187	649,255	(1.56)%	(2.48)%
Home equity - subordinate positions	435,648	457,867	484,543	(4.85)%	(10.09)%
Total consumer real estate	2,364,973	2,453,359	2,724,367	(3.60)%	(13.19)%
Other consumer	21,862	23,059	30,087	(5.19)%	(27.34)%
Total loans	9,392,866	9,405,193	8,873,639	(0.13)%	5.85%
Less: allowance for credit losses	(113,392)	(115,625)	(67,740)	(1.93)%	67.39%
Net loans	9,279,474	9,289,568	8,805,899	(0.11)%	5.38%
Federal Home Loan Bank stock	10,250	15,090	14,424	(32.07)%	(28.94)%
Bank premises and equipment, net	116,393	121,816	123,674	(4.45)%	(5.89)%
Goodwill	506,206	506,206	506,206	—%	—%
Other intangible assets	23,107	24,543	29,286	(5.85)%	(21.10)%
Cash surrender value of life insurance policies	200,525	199,453	197,372	0.54%	1.60%
Other assets	551,289	587,457	343,353	(6.16)%	60.56%
Total assets	$13,204,301	$13,173,665	$11,395,165	0.23%	15.88%
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing demand deposits	$3,762,306	$3,715,528	$2,662,591	1.26%	41.30%
Savings and interest checking accounts	4,047,332	3,912,703	3,232,909	3.44%	25.19%
Money market	2,232,903	2,164,436	1,856,552	3.16%	20.27%
Time certificates of deposit	950,629	1,058,641	1,395,315	(10.20)%	(31.87)%
Total deposits	10,993,170	10,851,308	9,147,367	1.31%	20.18%
Borrowings
Federal Home Loan Bank borrowings	35,740	145,765	115,748	(75.48)%	(69.12)%
Long-term borrowings, net	32,773	37,447	74,906	(12.48)%	(56.25)%
Junior subordinated debentures, net	62,851	62,850	62,848	—%	—%
Subordinated debentures, net	49,696	49,672	49,601	0.05%	0.19%
Total borrowings	181,060	295,734	303,103	(38.78)%	(40.26)%
Total deposits and borrowings	11,174,230	11,147,042	9,450,470	0.24%	18.24%
Other liabilities	327,386	336,899	236,552	(2.82)%	38.40%
Total liabilities	11,501,616	11,483,941	9,687,022	0.15%	18.73%
Stockholders' equity
Common stock	328	328	342	—%	(4.09)%

Additional paid in capital	945,638	944,218	1,035,450	0.15%	(8.67)%
Retained earnings	716,024	696,546	654,182	2.80%	9.45%
Accumulated other comprehensive income, net of tax	40,695	48,632	18,169	(16.32)%	123.98%
Total stockholders' equity	1,702,685	1,689,724	1,708,143	0.77%	(0.32)%
Total liabilities and stockholders' equity	$13,204,301	$13,173,665	$11,395,165	0.23%	15.88%
nm = not meaningful

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	December 31 2020	September 30 2020	December 31 2019	Dec 2020 vs.	Dec 2020 vs.
				Sept 2020	Dec 2019
Interest income
Interest on federal funds sold and short-term investments	$301	$254	$454	18.50%	(33.70)%
Interest and dividends on securities	7,135	7,227	8,161	(1.27)%	(12.57)%
Interest and fees on loans	89,068	90,112	104,724	(1.16)%	(14.95)%
Interest on loans held for sale	301	326	364	(7.67)%	(17.31)%
Total interest income	96,805	97,919	113,703	(1.14)%	(14.86)%
Interest expense
Interest on deposits	3,982	5,432	11,134	(26.69)%	(64.24)%
Interest on borrowings	1,380	1,604	2,576	(13.97)%	(46.43)%
Total interest expense	5,362	7,036	13,710	(23.79)%	(60.89)%
Net interest income	91,443	90,883	99,993	0.62%	(8.55)%
Provision for credit losses	—	7,500	4,000	(100.00)%	(100.00)%
Net interest income after provision for credit losses	91,443	83,383	95,993	9.67%	(4.74)%
Noninterest income
Deposit account fees	3,894	3,428	5,255	13.59%	(25.90)%
Interchange and ATM fees	2,680	3,044	5,705	(11.96)%	(53.02)%
Investment management	7,736	7,571	7,630	2.18%	1.39%
Mortgage banking income	5,378	7,704	3,270	(30.19)%	64.46%
Increase in cash surrender value of life insurance policies	1,460	1,314	1,441	11.11%	1.32%
Gain on life insurance benefits	352	—	—	100.00%	100.00%
Loan level derivative income	1,140	2,457	2,166	(53.60)%	(47.37)%
Other noninterest income	4,828	3,829	7,830	26.09%	(38.34)%
Total noninterest income	27,468	29,347	33,297	(6.40)%	(17.51)%
Noninterest expenses
Salaries and employee benefits	39,433	38,409	37,764	2.67%	4.42%
Occupancy and equipment expenses	9,187	9,273	9,098	(0.93)%	0.98%
Data processing and facilities management	1,581	1,567	1,633	0.89%	(3.18)%
FDIC assessment	985	1,034	—	(4.74)%	100.00%
Lease impairment	4,163	—	—	100.00%	100.00%
Loss on sale of other equity investments	1,033	—	—	100.00%	100.00%
Loss on termination of derivatives	—	684	—	(100.00)%	n/a
Other noninterest expenses	17,345	15,691	18,950	10.54%	(8.47)%
Total noninterest expenses	73,727	66,658	67,445	10.60%	9.31%
Income before income taxes	45,184	46,072	61,845	(1.93)%	(26.94)%
Provision for income taxes	10,543	11,199	14,368	(5.86)%	(26.62)%
Net Income	$34,641	$34,873	$47,477	(0.67)%	(27.04)%

Weighted average common shares (basic)	32,964,090	32,951,918	34,374,953
Common share equivalents	26,348	24,758	46,245
Weighted average common shares (diluted)	32,990,438	32,976,676	34,421,198

Basic earnings per share	$1.05	$1.06	$1.38	(0.94)%	(23.91)%

Diluted earnings per share	$1.05	$1.06	$1.38	(0.94)%	(23.91)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$34,641	$34,873	$47,477
Noninterest expense components
Add - loss on termination of derivatives	—	684	—
Noncore increases to income before taxes	—	684	—
Net tax benefit associated with noncore items (1)	—	(192)	—
Total tax impact	—	(192)	—
Noncore increases to net income	—	492	—
Operating net income	$34,641	$35,365	$47,477	(2.05)%	(27.04)%

Diluted earnings per share, on an operating basis	$1.05	$1.07	$1.38	(1.87)%	(23.91)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.10%	3.13%	3.90%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.04%	1.07%	1.64%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.04%	1.08%	1.64%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	8.10%	8.21%	11.06%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	8.10%	8.32%	11.06%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Years Ended
			% Change
	December 31 2020	December 31 2019	Dec 2020 vs.
			Dec 2019

Interest income
Interest on federal funds sold and short-term investments	$847	$2,207	(61.62)%
Interest and dividends on securities	30,168	32,456	(7.05)%
Interest and fees on loans	369,836	411,460	(10.12)%
Interest on loans held for sale	1,218	891	36.70%
Total interest income	402,069	447,014	(10.05)%
Interest expense
Interest on deposits	27,333	41,186	(33.64)%
Interest on borrowings	7,008	12,693	(44.79)%
Total interest expense	34,341	53,879	(36.26)%
Net interest income	367,728	393,135	(6.46)%
Provision for credit losses	52,500	6,000	nm
Net interest income after provision for credit losses	315,228	387,135	(18.57)%
Noninterest income
Deposit account fees	15,121	20,040	(24.55)%
Interchange and ATM fees	15,834	22,152	(28.52)%
Investment management	29,432	28,719	2.48%
Mortgage banking income	18,948	11,454	65.43%
Increase in cash surrender value of life insurance policies	5,362	5,013	6.96%
Gain on life insurance benefits	1,044	434	140.55%
Loan level derivative income	10,058	6,478	55.26%
Other noninterest income	15,641	21,004	(25.53)%

Total noninterest income	111,440	115,294	(3.34)%
Noninterest expenses
Salaries and employee benefits	152,460	149,165	2.21%
Occupancy and equipment expenses	37,050	33,207	11.57%
Data processing and facilities management	6,265	6,516	(3.85)%
FDIC assessment	2,522	1,394	80.92%
Lease impairment	4,163	—	100.00%
Loss on sale of other equity investments	1,033	—	100.00%
Loss on termination of derivatives	684	—	100.00%
Merger and acquisition expense	—	26,433	(100.00)%
Other noninterest expenses	69,655	67,606	3.03%
Total noninterest expenses	273,832	284,321	(3.69)%
Income before income taxes	152,836	218,108	(29.93)%
Provision for income taxes	31,669	52,933	(40.17)%
Net Income	$121,167	$165,175	(26.64)%

Weighted average common shares (basic)	33,259,643	32,810,433
Common share equivalents	25,646	45,801
Weighted average common shares (diluted)	33,285,289	32,856,234

Basic earnings per share	$3.64	$5.03	(27.63)%
Diluted earnings per share	$3.64	$5.03	(27.63)%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$121,167	$165,175
Noninterest income components
Less - gain on sale of loans	—	951
Noninterest expense components
Add - loss on termination of derivatives	684	—
Add - merger and acquisition expenses	—	26,433
Noncore increases to income before taxes	684	25,482
Net tax benefit associated with noncore items (1)	(192)	(6,686)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	650
Total tax impact	(192)	(6,036)
Noncore increases to net income	$492	$19,446
Operating net income	$121,659	$184,621	(34.10)%

Diluted earnings per share, on an operating basis	$3.66	$5.62	(34.88)%

(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.29%	4.04%
Return on average assets GAAP (calculated by dividing net income by average assets)	0.96%	1.52%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	0.97%	1.70%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	7.13%	10.85%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	7.16%	12.13%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	December 31 2020	September 30 2020	December 31 2019
Nonperforming loans
Commercial & industrial loans	$34,729	$36,851	$22,574
Commercial real estate loans	10,195	38,164	3,234
Small business loans	825	542	311
Residential real estate loans	15,528	16,229	15,012
Home equity	5,427	6,159	6,835
Other consumer	157	80	83
Total nonperforming loans	66,861	98,025	48,049
Other real estate owned	—	—	—
Total nonperforming assets	$66,861	$98,025	$48,049

Nonperforming loans/gross loans	0.71%	1.04%	0.54%
Nonperforming assets/total assets	0.51%	0.74%	0.42%
Allowance for credit losses/nonperforming loans	169.59%	117.95%	140.98%
Allowance for credit losses/total loans	1.21%	1.23%	0.76%
Delinquent loans/total loans	0.23%	0.31%	0.29%

	Nonperforming Assets Reconciliation for the Three Months Ended
	December 31 2020	September 30 2020	December 31 2019

Nonperforming assets beginning balance	$98,025	$48,814	$48,202
New to nonperforming	22,052	60,850	13,457
Loans charged-off	(2,698)	(4,304)	(3,467)
Loans paid-off	(45,327)	(5,050)	(7,222)
Loans restored to performing status	(5,373)	(2,229)	(391)
Sale of other real estate owned	—	—	(2,500)
Other	182	(56)	(30)
Nonperforming assets ending balance	$66,861	$98,025	$48,049
`

	Net Charge-Offs (Recoveries)
	Three Months Ended			Years Ended
	December 31 2020	September 30 2020	December 31 2019	December 31 2020	December 31 2019
Net charge-offs (recoveries)
Commercial and industrial loans	$1,882	$184	$240	$2,020	$(887)
Commercial real estate loans	—	3,876	2,532	3,876	2,462
Small business loans	161	47	176	347	387
Residential real estate loans	105	(1)	(1)	103	(142)
Home equity	(36)	(21)	(12)	(68)	(78)
Other consumer	121	(34)	267	590	811
Total net charge-offs	$2,233	$4,051	$3,202	$6,868	$2,553

Net charge-offs to average loans (annualized)	0.09%	0.17%	0.14%	0.07%	0.03%

	Troubled Debt Restructurings At
	December 31 2020	September 30 2020	December 31 2019
Troubled debt restructurings on accrual status	$16,983	$17,521	$19,599
Troubled debt restructurings on nonaccrual status	22,209	23,810	24,766
Total troubled debt restructurings	$39,192	$41,331	$44,365

BALANCE SHEET AND CAPITAL RATIOS
	December 31 2020	September 30 2020	December 31 2019
Gross loans/total deposits	85.44%	86.67%	97.01%
Common equity tier 1 capital ratio (1)	12.65%	12.41%	12.86%
Tier 1 leverage capital ratio (1)	9.56%	9.52%	11.28%
Common equity to assets ratio GAAP	12.89%	12.83%	14.99%
Tangible common equity to tangible assets ratio (2)	9.26%	9.17%	10.80%
Book value per share GAAP	$51.65	$51.27	$49.69
Tangible book value per share (2)	$35.59	$35.17	$34.11
(1) Estimated number for December 31, 2020.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$1,190,965	$301	0.10%	$997,921	$254	0.10%	$99,173	$454	1.82%
Securities
Securities - trading	2,660	—	—%	2,607	—	—%	2,041	—	—%
Securities - taxable investments	1,122,055	7,127	2.53%	1,139,843	7,218	2.52%	1,177,084	8,150	2.75%
Securities - nontaxable investments (1)	1,041	10	3.82%	1,146	11	3.82%	1,476	14	3.76%
Total securities	$1,125,756	$7,137	2.52%	$1,143,596	$7,229	2.51%	$1,180,601	$8,164	2.74%
Loans held for sale	48,604	301	2.46%	50,709	326	2.56%	41,127	364	3.51%
Loans
Commercial and industrial (1)	2,080,045	18,308	3.50%	2,033,385	17,724	3.47%	1,384,063	18,534	5.31%
Commercial real estate (1)	4,130,945	41,213	3.97%	4,086,594	41,578	4.05%	3,994,496	48,673	4.83%
Commercial construction	582,900	5,609	3.83%	568,007	5,126	3.59%	555,328	7,226	5.16%
Small business	169,645	2,276	5.34%	168,662	2,303	5.43%	172,647	2,560	5.88%
Total commercial	6,963,535	67,406	3.85%	6,856,648	66,731	3.87%	6,106,534	76,993	5.00%
Residential real estate	1,322,016	12,020	3.62%	1,387,055	13,436	3.85%	1,607,939	15,024	3.71%
Home equity	1,086,781	9,379	3.43%	1,107,685	9,658	3.47%	1,134,192	12,367	4.33%
Total consumer real estate	2,408,797	21,399	3.53%	2,494,740	23,094	3.68%	2,742,131	27,391	3.96%
Other consumer	23,860	468	7.80%	24,134	515	8.49%	28,407	593	8.28%
Total loans	$9,396,192	$89,273	3.78%	$9,375,522	$90,340	3.83%	$8,877,072	$104,977	4.69%
Total interest-earning assets	$11,761,517	$97,012	3.28%	$11,567,748	$98,149	3.38%	$10,197,973	$113,959	4.43%
Cash and due from banks	136,602			124,482			120,758
Federal Home Loan Bank stock	10,475			15,090			13,113
Other assets	1,284,948			1,313,194			1,122,737
Total assets	$13,193,542			$13,020,514			$11,454,581
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,975,140	$540	0.05%	$3,836,488	$838	0.09%	$3,225,413	$2,117	0.26%
Money market	2,232,007	671	0.12%	2,087,822	945	0.18%	1,880,638	3,756	0.79%
Time deposits	1,014,388	2,771	1.09%	1,076,546	3,649	1.35%	1,427,513	5,261	1.46%
Total interest-bearing deposits	$7,221,535	$3,982	0.22%	$7,000,856	$5,432	0.31%	$6,533,564	$11,134	0.68%
Borrowings
Federal Home Loan Bank borrowings	36,297	195	2.14%	145,766	408	1.11%	74,094	410	2.20%
Long-term borrowings	32,765	131	1.59%	37,439	141	1.50%	74,839	612	3.24%
Junior subordinated debentures	62,850	436	2.76%	62,850	438	2.77%	62,848	497	3.14%
Subordinated debentures	49,683	618	4.95%	49,659	617	4.94%	66,593	1,057	6.30%
Total borrowings	$181,595	$1,380	3.02%	$295,714	$1,604	2.16%	$278,374	$2,576	3.67%
Total interest-bearing liabilities	$7,403,130	$5,362	0.29%	$7,296,570	$7,036	0.38%	$6,811,938	$13,710	0.80%
Noninterest-bearing demand deposits	3,770,580			3,700,902			2,712,829
Other liabilities	318,981			332,937			226,223
Total liabilities	$11,492,691			$11,330,409			$9,750,990
Stockholders' equity	1,700,851			1,690,105			1,703,591

Total liabilities and stockholders' equity	$13,193,542			$13,020,514			$11,454,581

Net interest income		$91,650			$91,113			$100,249

Interest rate spread (2)			2.99%			3.00%			3.63%

Net interest margin (3)			3.10%			3.13%			3.90%

Supplemental Information
Total deposits, including demand deposits	$10,992,115	$3,982		$10,701,758	$5,432		$9,246,393	$11,134
Cost of total deposits			0.14%			0.20%			0.48%
Total funding liabilities, including demand deposits	$11,173,710	$5,362		$10,997,472	$7,036		$9,524,767	$13,710
Cost of total funding liabilities			0.19%			0.25%			0.57%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $207,000, $230,000, and $256,000 for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively, determined by applying the Company's marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Years Ended
	December 31, 2020			December 31, 2019
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$748,419	$847	0.11%	$97,028	$2,207	2.27%
Securities
Securities - trading	2,481	—	—%	1,876	—	—%
Securities - taxable investments	1,164,439	30,133	2.59%	1,176,992	32,405	2.75%
Securities - nontaxable investments (1)	1,142	44	3.85%	1,673	66	3.95%
Total securities	$1,168,062	$30,177	2.58%	$1,180,541	$32,471	2.75%
Loans held for sale	44,521	1,218	2.74%	40,858	891	2.18%
Loans
Commercial and industrial (1)	1,858,951	70,335	3.78%	1,321,798	74,208	5.61%
Commercial real estate (1)	4,070,462	171,013	4.20%	3,838,526	187,902	4.90%
Commercial construction	561,431	22,950	4.09%	478,865	27,263	5.69%
Small business	171,839	9,529	5.55%	169,381	10,280	6.07%
Total commercial	6,662,683	273,827	4.11%	5,808,570	299,653	5.16%
Residential real estate	1,435,655	53,876	3.75%	1,483,831	59,375	4.00%
Home equity	1,116,005	40,996	3.67%	1,127,425	51,164	4.54%
Total consumer real estate	2,551,660	94,872	3.72%	2,611,256	110,539	4.23%
Other consumer	25,195	2,055	8.16%	26,095	2,216	8.49%
Total loans	$9,239,538	$370,754	4.01%	$8,445,921	$412,408	4.88%
Total interest-earning assets	$11,200,540	$402,996	3.60%	$9,764,348	$447,977	4.59%
Cash and due from banks	125,896			118,295
Federal Home Loan Bank stock	15,843			15,692
Other assets	1,263,332			976,962
Total assets	$12,605,611			$10,875,297
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$3,688,360	$4,413	0.12%	$3,121,120	$8,366	0.27%
Money market	2,041,853	6,166	0.30%	1,817,394	15,135	0.83%
Time deposits	1,155,399	16,754	1.45%	1,250,577	17,685	1.41%
Total interest-bearing deposits	$6,885,612	$27,333	0.40%	$6,189,091	$41,186	0.67%
Borrowings
Federal Home Loan Bank borrowings	162,776	1,564	0.96%	178,658	4,438	2.48%
Line of Credit	—	—	—%	2,673	104	3.89%
Long-term borrowings	54,082	1,176	2.17%	57,270	2,073	3.62%
Junior subordinated debentures	62,850	1,798	2.86%	67,581	2,388	3.53%
Subordinated debentures	49,647	2,470	4.98%	70,070	3,690	5.27%
Total borrowings	$329,355	$7,008	2.13%	$376,252	$12,693	3.37%
Total interest-bearing liabilities	$7,214,967	$34,341	0.48%	$6,565,343	$53,879	0.82%
Noninterest-bearing demand deposits	3,386,140			2,607,763
Other liabilities	304,957			180,270
Total liabilities	$10,906,064			$9,353,376

Stockholders' equity	1,699,547			1,521,921
Total liabilities and stockholders' equity	$12,605,611			$10,875,297

Net interest income		$368,655			$394,098

Interest rate spread (2)			3.12%			3.77%

Net interest margin (3)			3.29%			4.04%

Supplemental Information
Total deposits, including demand deposits	$10,271,752	$27,333		$8,796,854	$41,186
Cost of total deposits			0.27%			0.47%
Total funding liabilities, including demand deposits	$10,601,107	$34,341		$9,173,106	$53,879
Cost of total funding liabilities			0.32%			0.59%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $927,000 and $963,000 for the years ended December 31, 2020 and 2019, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A: NON-GAAP Reconciliation of Capital Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share at the dates indicated:

	December 31 2020	September 30 2020	December 31 2019
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders' equity (GAAP)	$1,702,685	$1,689,724	$1,708,143	(a)
Less: Goodwill and other intangibles	529,313	530,749	535,492
Tangible common equity	$1,173,372	$1,158,975	$1,172,651	(b)
Tangible assets
Assets (GAAP)	$13,204,301	$13,173,665	$11,395,165	(c)
Less: Goodwill and other intangibles	529,313	530,749	535,492
Tangible assets	$12,674,988	$12,642,916	$10,859,673	(d)

Common Shares	32,965,692	32,955,547	34,377,388	(e)

Common equity to assets ratio (GAAP)	12.89%	12.83%	14.99%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.26%	9.17%	10.80%	(b/d)
Book value per share (GAAP)	$51.65	$51.27	$49.69	(a/e)
Tangible book value per share (Non-GAAP)	$35.59	$35.17	$34.11	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the impact of noncore items on the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended			Years Ended
	December 31 2020	September 30 2020	December 31 2019	December 31 2020	December 31 2019
Net interest income (GAAP)	$91,443	$90,883	$99,993	$367,728	$393,135	(a)

Noninterest income (GAAP)	$27,468	$29,347	$33,297	$111,440	$115,294	(b)
Less:
Gain on sale of loans	—	—	—	—	951
Noninterest income on an operating basis (Non-GAAP)	$27,468	$29,347	$33,297	$111,440	$114,343	(c)

Noninterest expense (GAAP)	$73,727	$66,658	$67,445	$273,832	$284,321	(d)
Less:
Merger and acquisition expense	—	—	—	—	26,433
Loss on termination of derivatives	—	684	—	684	—
Noninterest expense on an operating basis (Non-GAAP)	$73,727	$65,974	$67,445	$273,148	$257,888	(e)

Total revenue (GAAP)	$118,911	$120,230	$133,290	$479,168	$508,429	(a+b)
Total operating revenue (Non-GAAP)	$118,911	$120,230	$133,290	$479,168	$507,478	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	23.10%	24.41%	24.98%	23.26%	22.68%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	23.10%	24.41%	24.98%	23.26%	22.53%	(c/(a+c))
Efficiency ratio (GAAP based)	62.00%	55.44%	50.60%	57.15%	55.92%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	62.00%	54.87%	50.60%	57.00%	50.82%	(e/(a+c))

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	2020
	Q4			Q3
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported Total (GAAP)	$11,761,516	$91,650	3.10%	$11,567,747	$91,112	3.13%
Adjustments
PPP Volume @ 1%	(808,566)	(2,067)	0.15%	(806,584)	(2,060)	0.16%
PPP Fee amortization	—	(3,642)	(0.12)%	—	(3,172)	(0.11)%
Cash Position (vs $100M)	(1,090,965)	(276)	0.31%	(897,921)	(229)	0.26%
Adjusted Margin			3.44%			3.44%
Acquired loan accretion		(1,002)	(0.03)%		(2,700)	(0.09)%
CD fair value mark amortization		(26)	—%		(26)	—%
Other		(564)	(0.02)%		(561)	(0.02)%
Core Margin (Non-GAAP)			3.39%			3.33%

Core Margin Change:			0.06%

Loans: rate compression			(0.06)%
Loans: nonaccrual interest			0.07%
Deposits			0.06%
Borrowings			0.01%
Other			(0.02)%
			0.06%

APPENDIX D: Current Expected Credit Loss ("CECL")

    The following table shows the allowance by category for the periods indicated:

	December 31 2020	September 30 2020	June 30 2020	March 31 2020	January 1 2020	December 31 2019
						Incurred Loss Methodology
	(Dollars in thousands)
Commercial and industrial	$21,086	$28,219	$25,662	$21,649	$15,659	$17,594
Commercial real estate	45,009	39,386	36,956	29,498	20,224	32,935
Commercial construction	5,397	5,210	4,501	3,747	2,401	6,053
Small business	5,095	4,593	4,561	3,829	2,241	1,746
Residential real estate	14,275	14,163	15,046	14,847	13,691	3,440
Home equity	22,060	23,572	24,860	17,910	12,907	5,576
Other consumer	470	482	590	896	637	396
Total allowance for credit losses	$113,392	$115,625	$112,176	$92,376	$67,760	$67,740

Total Loans (GAAP)	$9,392,866	$9,405,193	$9,359,648	$8,916,430	$8,873,639	$8,873,639
Total Loans, excluding PPP (Non-GAAP)	$8,600,956	$8,593,470	$8,566,665	$8,916,430	$8,873,639	$8,873,639

Allowance as a % of total loans (GAAP)	1.21%	1.23%	1.20%	1.04%	0.76%	0.76%
Allowance as a % of total loans, excluding PPP (Non-GAAP)	1.32%	1.35%	1.31%	1.04%	0.76%	0.76%

APPENDIX E: Commercial Loan Portfolio Characteristics

Commercial Industries Highly Impacted by COVID-19 Pandemic

    While Rockland Trust is unable to know with certainty the direct, indirect, and likely far-reaching impacts of the COVID-19 pandemic, we continue to monitor daily the loan balances and the loan exposures for commercial loan categories we have deemed to be highly impacted by the pandemic (i.e., Accommodations, Food Services, Retail Trade, Other Services (except Public Administration) and Arts, Entertainments & Recreation). We do not have any material loan exposure to the Oil & Gas, Casino & Gambling, Aviation, or Cruise Line industries.

    The table below provides total outstanding balances of commercial loans as of December 31, 2020, within industries that we have deemed to be highly impacted by the COVID-19 pandemic:

Highly Impacted COVID-19 Industries - Balances

December 31, 2020 (1)
(Dollars in thousands)
Accommodations	$400,351
Food Services	136,509
Retail Trade	520,649
Other Services (except Public Administration)	150,653
Arts, Entertainment, and Recreation	99,830
Total	$1,307,992
(1)Amounts presented above exclude $179.1 million of processed PPP loans.

Highly Impacted COVID-19 Industries - Details
December 31, 2020
(Dollars in thousands)
Accommodations
Balance	$400,351
Average borrower loan size	$4,055
% secured by real estate	99.7%
Weighted average loan to value	54.4%
Other information:
–The accommodation portfolio consists of 68 properties representing a combination of flagged (59%) and non-flagged (41%) hotels, motels and inns.
–Properties deemed to be located in areas of leisure comprise $157.6 million, or 39% of the total accommodation portfolio.
–Approximately 89% of the balances outstanding are secured by properties located within the six New England states with the largest concentration in Massachusetts (59%).

Food Services
Balance	$136,509
Average borrower loan size	$374
% secured by real estate	65.6%
Weighted average loan to value	51.2%
Other information:
–The food services portfolio includes full-service restaurants (59%), limited service restaurants and fast food (38%), and other types of food service (caterers, bars, mobile food service 3%).

Retail Trade
Balance	$520,649
Average borrower loan size	$490
% secured by real estate	42.2%
Weighted average loan to value	55.5%
Other information:
–The retail trade portfolio consists broadly of food and beverage stores (42%), motor vehicle and parts dealers (29%), gasoline stations (13%), and all other retailers account for (16%) of the current outstanding balance.

–Collateral for these loans varies and may consist of real estate, motor vehicles inventories, other types of inventories and general business assets.

Other Services (except Public Administration)
Balance	$150,653
Average borrower loan size	$257
% secured by real estate	51.0%
Weighted average loan to value	50.8%
Other information:
–The other services portfolio consists of various for-profit and not-for-profit services diversified across religious, civic and social service organizations (41%), repair and maintenance business (31%) and personal services, including car washes, beauty salons, laundry services, funeral homes, pet care and other types of services (28%).

Arts, Entertainment, and Recreation
Balance	$99,830
Average borrower loan size	$807
% secured by real estate	84.1%
Weighted average loan to value	52.9%
Other information:
–Amusement, gambling and recreational industries make up a majority of this category (94%) and include amusement/theme parks, bowling centers, fitness centers, golf courses, marinas, and other recreational industries. Other industries including museums, performing arts, and spectator sports account for the remaining outstanding balances (6%).

Other Commercial Loan Portfolio Characteristics

    Average total loan size varies across the commercial portfolio with commercial real estate loans have an average size of $1.1 million, commercial and industrial loans have an average loan size of $141,000 and small business loans, which are each under $5.0 million, have an average loan size of $32,000. Additional details are provided below regarding loan sizes of the commercial real estate and commercial and industrial portfolios as of December 31, 2020:

Commercial Real Estate (Including Construction)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$2,631,887	$896,451	$782,708	$416,810	$4,727,856
# of loans	4,036	128	56	17	4,237

Commercial and Industrial (Including PPP)
	<$5M	$5-10M	$10-20M	>$20M	Total
Dollar Amount (in '000s)	$1,486,114	$296,149	$280,357	$40,532	$2,103,152
# of loans	14,874	45	21	2	14,942

APPENDIX F: COVID-19 Related Modifications Details

Deferrals by Modification Type
	Deferral of Principal and Interest	Deferral of Principal Only	Deferral of Interest Only (2)	Total Deferrals	Total Portfolio	% Deferral
			(Dollars in thousands)
Commercial and industrial	$2,300	$298	$3,453	$6,051	$2,103,152	0.3%
Commercial real estate (1)	14,393	17,311	132,485	164,189	4,727,856	3.5%
Business banking	—	669	—	669	175,023	0.4%
Residential real estate	1,804	—	—	1,804	1,296,183	0.1%
Home equity	285	—	638	923	1,068,790	0.1%
Consumer	—	—	—	—	21,862	—%
Total active deferrals as of December 31, 2020	$18,782	$18,278	$136,576	$173,636	$9,392,866	1.8%
(1) Balances include commercial construction deferrals.
(2) Includes $134.2 million of loans with previous full payment deferrals which have transitioned to interest only deferrals.

Deferrals by Industry
December 31, 2020
(Dollars in thousands)
Highly Impacted Industries
Accommodation	$113,542
Food Services	4,298
Retail Trade	177
Arts, Entertainment, and Recreation	28,817
Total Highly Impacted Industries	146,834

Other Industries
Real Estate and Leasing	23,280
Transportation and Warehousing	581
All Other Industries	328
Total Other Industries	24,189

Consumer (residential, home equity and other)	2,613
Grand Total	$173,636